Exhibit 99.1

Finish Line Announces Cash Dividend and Annual Meeting of Shareholders Action

Indianapolis, Indiana - July 22, 2005 - The Finish Line, Inc. (Nasdaq: FINL) announced today that its Board of Directors has declared a quarterly cash dividend of $0.025 per share of Class A and Class B common stock. The quarterly cash dividend will be payable on September 15, 2005, to stockholders of record on September 1, 2005.

At the Company’s Annual Meeting on July 21, 2005 the shareholders elected two Class I directors (Alan H. Cohen and Jeffrey H. Smulyan) to serve on the Board of Directors until the 2008 Annual Meeting. The shareholders also approved and ratified an amendment to the Company’s Stock Incentive Plan (the “Plan”) to increase the number of shares subject thereto from 2,500,000 to 6,500,000 and approved and ratified the Plan, as amended and restated. The shareholders also approved the selection of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending February 25, 2006.

The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of footwear, apparel and accessories for men, women and kids. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 634 Finish Line stores in 46 states and online. In addition, the Company also operates 38 Man Alive stores in nine states. To learn more about The Finish Line, visit www.finishline.com and to learn more about Man Alive visit www.manalive.com.

Investor Relations:

CONTACT:	Kevin S. Wampler, 317-899-1022, ext. 6914
Executive Vice President - CFO
The Finish Line, Inc., Indianapolis

Media Requests:

CONTACT:	Elise Hasbrook, 317-899-1022, ext. 6827
Corporate Communications Manager
The Finish Line, Inc., Indianapolis